Exhibit 5.1

J. Peyton Worley

T: +1 212 479-6349

pworley@cooley.com

July 23, 2014

Tremor Video, Inc.

53 W. 23rd St.

New York, New York 10010

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tremor Video, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,999,930 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 1,999,930 shares of Common Stock (the “2014 Increase Shares”) pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), and (b) 2,000,000 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “Purchase Plan”, and together with the 2013 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon our review of (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2014 Increase Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2013 Plan and the Purchase Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ J. Peyton Worley
J. Peyton Worley, Partner

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